UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 31, 2012

Commission file number  000-53236

SILVER HILL MINES, INC.

(Name of Small Business Issuer in its Charter)

NEVADA	91-1257351
(State of Incorporation)	(IRS Employer identification No.)

1425 Broadway #454 Seattle, Washington	98122
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number, (206) 923 9022

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2012, pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”) between Selva Resources Corp., a Nevada Corporation (“Debtor”) and Matthew Maza, an Individual (“Purchaser”), Purchaser purchased 129,073 common stock shares and 10,000,000 preferred shares (the “Shares”) of Silver Hill Mines, Inc., a Nevada corporation (the “Company”) from Selling Shareholder in exchange for relief of amounts owed.  The Debtor has no funds to continue maintenance of the Company and pay account payables.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of agreements to the transaction, which are included as Exhibits 10.1 to this Current Report on Form 8-K and are incorporated herein by this reference.

Item 5.01 Changes in Control of Registrant

As a result of the sale of the Shares to the Company referenced above under Item 1.01, the Company experienced a change in control.  The Shares represent approximately 25.96% of the issued and outstanding shares of the Common Stock and 100% of the issued and outstanding shares of Preferred Stock Series A, based upon the disclosure in the Company's most recent Form 10-Q (for the period ended September 30, 2012, filed on November 21, 2011).  Each stock of Preferred Stock Series A has the equivalent of 20 votes per share at any meeting of the shareholders where votes are submitted.

The preferred and the common shares as represented by the Shares together represent voting control of the Company.

To the knowledge of the Company, there are not any other arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of agreements to the transaction, which are included as Exhibits 10.1 to this Current Report on Form 8-K and are incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Stock Purchase Agreement, dated March 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Hill Mines, Inc. (Registrant)

Date: April 3, 2012

/s/ Lisa Logan

Lisa Logan, President